eCom eCom.com, Inc. to Acquire Star Dot Marketing, Inc.

PALM BEACH GARDENS, Fla., Feb. 3/PRNewswire/ - eCom eCom.com, Inc. (OTC Bulletin Board: ECEC) today announced it has signed an agreement to acquire sports memorabilia and products company, Star Dot Marketing, Inc. ("SDMI"), for approximately $1.5 million in stock. The transaction is expected to close by the end of February.

The acquisition would expand eCom eCom.com, Inc. into additional business-to-business e-commerce services. SDMI specializes in quality sports memorabilia and presentation concepts and designs. In addition, SDMI creates specialty products for corporations and businesses to use as corporate gifts, awards, premiums and employee incentives.

SDMI's primary distribution and sales strategy to date has centered on the development of joint sales agreements with professional sports franchises. Some of the key pro team clients include the San Francisco Giants, Los Angeles Dodgers, Detroit Tigers and Baltimore Orioles of Major League Baseball and the Golden State Warriors and Detroit Pistons of the National Basketball Association.

"The acquisition of Star Dot Marketing, Inc. will provide us with significant revenues for the company, add to our business-to-business marketing resources and give us a presence on the West Coast," said David J. Panaia, eCom eCom.com, Inc.'s Chief Executive Officer. "In addition, it will serve as our second internal business model to develop into a successful e-commerce company following the path of our subsidiary, USA Performance Products. Star Dot will be integrated into the eCom eCom SuperHUB, which is being developed to give small businesses a chance to compete in the new economy."

"eCom eCom is an up-and-coming e-commerce enabler with a great concept to help businesses like ours transform into full e-commerce entities and succeed in today's exploding Internet marketplace," said Star Dot Marketing, Inc. General Manager, Brian Delaporta.

Star Dot Marketing will become a subsidiary of eCom eCom.com, Inc. and maintain its headquarters in San Francisco, California.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation reform Act of 1995. Actual events or results may differ materially from those discussed in such forward-looking statements